Exhibit 10.2

UNIT PURCHASE AGREEMENT

BY AND AMONG

BOSTON THERAPEUTICS, INC.

AND

THE PURCHASERS PARTY HERETO

August 6, 2013

SCHEDULES AND EXHIBITS
TO
UNIT PURCHASE AGREEMENT

Schedule 3.6	Absence of Liabilities
Schedule 3.7.1	Material Contracts
Schedule 3.7.4	Required Consents
Schedule 3.9	Absence of Changes
Schedule 3.10	Title to Properties and Assets; Liens
Schedule 3.11.1	Owned Intellectual Property and Licensed Intellectual Property
Schedule 3.14	Tax Returns and Payments
Schedule 3.15.1	Employees
Schedule 3.18	Leased Real Property
Schedule 3.19.1	Material Collaborators
Schedule 3.19.2	Material Suppliers
Schedule 3.21.2	Clinical Studies, Tests and Trials
Schedule 3.26	Insurance

Exhibit A	Schedule of Purchasers
Exhibit B	Form Warrant
Exhibit C	Funding Instructions
Exhibit D	Pre-Closing Capitalization of the Company
Exhibit E	Form of Legal Opinion
Exhibit F	Form of Registration Rights Agreement

BOSTON THERAPEUTICS, INC.

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (the “Agreement”) is entered into on August 6,  2013 by and among Boston Therapeutics, Inc., a Delaware corporation (the “Company”) and the purchasers identified on Exhibit A on the date hereof (which purchasers are hereinafter collectively referred to as the “Purchasers” and each individually as a “Purchaser”).

BACKGROUND

A.           Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Section 9.

B.           The Company is offering (the “Offering”) Units to a limited number of persons who qualify as “accredited investors” as defined in Rule 501 of Regulation D promulgated under the under the Securities Act at a price per Unit of $100,000.

C.           Each “Unit” shall consist of (a) 333,333 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), and (b) a warrant (the “Warrant”) to purchase 166,666 shares of Common Stock at an exercise price of $0.50 per share for a period of 5 years following the final Closing of the Offering.

D.           The Units are being offered on a “reasonable efforts, all or none” basis with respect to the minimum of $2,000,000 (the “Minimum Offering Amount”) and thereafter on a “reasonable efforts” basis up to the maximum of $6,000,000 (the “Maximum Offering Amount”); provided that the Company may increase the Maximum Offering Amount by an additional $2,000,000 (the “Greenshoe Option”) in the sole discretion of the Placement Agent.

E.           The Company desires to issue and sell the Units to each Purchaser in one or more closings (each a “Closing” and collectively the “Closings”) as set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. AGREEMENT TO SELL AND PURCHASE.

1.1 Authorization of Shares and Warrants.   The board of directors of the Company has authorized (i) the sale of up to 80 Units, with each Unit consisting of  (a) 333,333 shares of Common Stock and (b) a Warrant to purchase 166,666 shares of Common Stock at an exercise price of $0.50 per share for a period of 5 years following the final Closing of the Offering, (ii) the issuance of up to 26,666,640 shares of Common Stock included as part of the authorized Units hereunder, (iii) the issuance of Warrants for the purchase of up to 13,333,280 shares of Common Stock, and (iv) the reservation of 13,333,280  shares of the Common Stock to be issued upon exercise of the Warrants (the “Warrant Shares”).

1.2 Initial Sale and Purchase of Units.  Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and covenants contained herein, at the Initial Closing, the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, the number of Units set forth opposite such Purchaser’s name on Exhibit A under the “Initial Units”  column, at a purchase price of $100,000 per Unit (subject to appropriate and proportionate adjustment for stock dividends payable in shares of, stock splits and other subdivisions and combinations of, and recapitalizations and like occurrences with respect to, the Common Stock, the “Per Unit Purchase Price”).  The minimum purchase price by each Purchaser is one Unit, unless the Company and the Placement Agent agree, in their mutual discretion, to allow a Purchaser to purchase a partial Unit.

1.3 Subsequent Sales and Purchases of Common Stock.  Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and covenants contained herein, at each subsequent Closing, the Company shall issue and sell to each Purchaser who is identified as a “Subsequent Closing Purchaser” on Exhibit A (each, a “Subsequent Closing Purchaser”), and each Subsequent Closing Purchaser shall purchase from the Company, the number Units set forth opposite such Purchaser’s name on Exhibit A at the Per Unit Purchase Price.

1.4 Issuance of Warrants.  The Warrants shall be in form and substance substantially the same as the form of Warrant in Exhibit B.

2. CLOSINGS, DELIVERY AND PAYMENT.

2.1 Initial Closing.  Subject to the conditions set forth in Section 5, the initial closing of the sale and purchase of the Units (the “Initial Closing”), shall take place electronically on such date and at such time as is agreed between the Company and the Placement Agent (such date the “Initial Closing Date”), in no event later than July 31, 2013 (the “Termination Date”), which date may be extended without further notice to Purchasers or prospective investors by the Company and Placement Agent, to a date no later than August 31, 2013 (the “Final Termination Date”) except that in the event the Maximum Offering Amount is sold on or before the Final Termination Date and Laidlaw determines to exercise the Greenshoe Option, the Final Termination Date may be extended to a date no later than September 30, 2013 (the “Greenshoe Termination Date”). Subject to the foregoing, at the Initial Closing, the Company may sell up to a maximum of 60 Units, with an option in favor of the Placement Agent to offer an additional 20 Units to cover over-allotments. The Units sold at the Initial Closing are sometimes referred to herein as “Initial Units.”

2.2 Subsequent Closings.  Subject to the conditions set forth in Section 5, each Subsequent Closing shall take place electronically on such date and at such time as is agreed between the Company and the Placement Agent (such date the “Subsequent Closing Date”), in no event later than the Termination Date, which date may be extended without further notice to Purchasers or prospective investors by the Company and Placement Agent, to a date no later than the Final Termination Date except that in the event the Maximum Offering Amount is sold on or before the Final Termination Date and Placement Agent determines to exercise the Greenshoe Option, the Final Termination Date may be extended to a date no later than the Greenshoe Option Date.   Subject to the foregoing, at Subsequent Closings, the Company may sell up to a maximum of 60 Units less the number of Units sold in all prior Closings, with an option in favor of the Placement Agent to offer an additional 20 Units to cover over-allotments. The Units sold at the Subsequent Closings are sometimes referred to herein as “Subsequent Units.”

2.3 Delivery; Payment.  At each Closing, subject to the terms and conditions hereof, the Company will deliver to the Purchasers certificates representing the number of shares of Common Stock and corresponding Warrants to be purchased at such Closing by the Purchasers or the Subsequent Closing Purchasers, as the case may be, against payment of the full amount of the Purchase Price therefor in cash by wire transfer of immediately available funds in accordance with instructions attached hereto as Exhibit C, or as the Company shall otherwise direct.  Unless otherwise requested by any Purchaser, each Purchaser will receive at such Closing, one (1) certificate registered in its name representing the shares of Common Stock included in the Units purchased by such Purchaser and one (1) Warrant registered in its name to purchase such number of Warrant Shares included in the Units purchased by such Purchaser or Subsequent Closing Purchaser, as the case may be, at such Closing.  The Company and the Placement Agent, in their mutual discretion, may allow a Purchaser to purchase a partial Unit, in which case the Purchaser shall receive a certificate representing the appropriate number of shares of Common Stock included in such partial Unit and a partial Warrant for the appropriate number of corresponding Warrant Shares.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

The Company represents, warrants and covenants to each of the Purchasers that the statements made in this Section 3, except as qualified in the disclosure schedules referenced herein and attached hereto (the “Schedules”), are true and correct on the date hereof, as of the Initial Closing and shall be true and correct as of the Subsequent Closing, except as qualified by any updated Schedules delivered at the Subsequent Closing in accordance with Section 5.1.1 hereof, all of which qualifications in the Schedules attached hereto and updated Schedules delivered at the Subsequent Closing shall be deemed to be representations, warranties and covenants as if made hereunder.  The Schedules shall be arranged to correspond to the numbered paragraphs contained in this Section 3, and the disclosure in any paragraph of the Schedules shall qualify other subsections in Section 3 only to the extent that it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other subsections.  For purposes of this Section 3, “knowledge” shall mean the personal knowledge of any of the Company’s officers or directors or what they would have known upon having made reasonable inquiry.

3.1 Organization, Good Standing and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the corporate laws of the State of Delaware.  The Company has all requisite corporate power and authority to own and operate its properties and assets. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to issue and sell the Units, and to carry out the provisions of this Agreement, the other Transaction Documents and the Certificate and to carry on its business as currently conducted and as currently proposed to be conducted. The Company is duly qualified, is authorized to do business and is in good standing in the State of New Hampshire, which is the only jurisdiction in which the nature of the Company’s activities and properties (both owned and leased) makes such qualification necessary; and the Company has not failed to qualify in any jurisdiction where failure to be so qualified has had, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on any of the business, properties, assets, financial condition, results of operations, prospects or Liabilities of the Company, taken as a whole (a “Material Adverse Effect”).

3.2 Subsidiaries.  The Company has no Subsidiaries. The Company is not a participant in any joint venture, partnership or similar arrangement.

3.3 Capitalization Matters.

3.3.1. Immediately prior to the Initial Closing, the total authorized capital stock of the Company, consists of: (a) 100,000,000  shares of Common Stock, of which 19,363,539 shares are issued and outstanding; and (b) 5,000,000 shares of Preferred Stock, of which none are issued and outstanding.

3.3.2. Immediately prior to the Initial Closing, the authorized, issued and outstanding capital stock of the Company is as set forth in Exhibit D hereto and (a) all issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, (b) are fully paid and nonassessable, and (c) were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except for the securities issued or issuable pursuant to this Agreement, (i) there are no outstanding securities of the Company which contain any preemptive, redemption or similar provisions, nor is any holder of securities of the Company entitled to preemptive or similar rights arising out of any agreement or understanding with the Company, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem any of its outstanding capital stock, (ii) the Company does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement; and (iii) except as set forth in Exhibit D there are no outstanding options, warrants, agreements, convertible securities, preemptive rights or other rights to subscribe for or to purchase or acquire, any shares of capital stock of the Company or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue any shares of capital stock, or securities or rights convertible or exchangeable into shares of capital stock.  Except as otherwise required by law, there are no restrictions upon the voting or transfer of any of the shares of capital stock of the Company pursuant to its Organizational Documents or any agreement or other instruments to which it is a party or by which it is bound. The issuance and sale of the Units as contemplated hereby will not obligate the Company to issue shares of Common Stock or other securities to any other person (other than the Purchasers and the Placement Agent) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.  There are no proxies, stockholder agreements, or any other agreements between the Company and any stockholder of the Company or, to the knowledge of the Company, among any of the stockholders of the Company, including agreements relating to the voting, transfer, redemption or repurchase of any securities of the Company. The Company does not have any outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any person the right to purchase any equity interest in the Company upon the occurrence of certain events.

3.3.3. The shares of Common Stock and Warrants comprising the Units are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances other than restrictions on transfer provided for in the Transaction Documents.  The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by the Company other than restrictions on transfer provided for in the Transaction Documents.  The Company has reserved a sufficient number of shares for issuance of the shares of Common Stock and Warrant Shares, free and clear of all Encumbrances, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws.

3.4 Authorization; Binding Obligations.  All actions by or on behalf of the Company necessary for the authorization of this Agreement and the other Transaction Documents, the performance of all obligations of the Company hereunder and thereunder at each Closing and the authorization, sale, issuance and delivery of the Units pursuant hereto have been taken.  This Agreement (assuming due execution and delivery by the Purchasers) and the other Transaction Documents (assuming due execution and delivery by all other parties thereto), when executed and delivered, will be valid and binding obligations of the Company and enforceable against it in each case in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of Section 7 may be limited by applicable law. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, including without limitation the sale, issuance and delivery of the Units, have not resulted and will not result in (x) any violation of, or default under, or conflict with, or constitute, with or without the passage of time or the giving of notice or both, any violation of, or default under, or give rise to any right of termination, cancellation or acceleration under (i) any term or provision of (A) the Company’s Organizational Documents, (B) any Contract, agreement, instrument, arrangement or understanding of the Company, or (C) any Order to which the Company is a party or by which it or its properties or assets are bound or (ii) any Requirement of Law applicable to the Company or its properties or assets or (y) the creation of any Encumbrance upon any of the properties or assets of the Company.

3.5 Shell Company Status; SEC Reports; Financial Statements.  The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The Company has filed all reports required to be filed by it under the Securities Act and Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a), 13(e), 14 or 15(d) thereof, for the twenty-four (24) months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports (the “Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the footnotes thereto, and fairly present in all material respects the financial position of the Boston Entities as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is not disclosed in its financial statements that should be disclosed in accordance with GAAP and that would be reasonably likely to have a Material Adverse Effect.

3.6 Absence of Liabilities.  Except for (a) obligations to the Placement Agent under an Engagement Agreement dated March 11, 2013, as modified by that certain first engagement agreement modification dated May 15, 2013 and that certain second engagement agreement modification dated May 28, 2013 (the “PA Engagement”), (b) obligations which in any individual case do not exceed $5000 and which, in the aggregate, do not exceed $50,000, and (c) obligations identified in Schedule  3.6, all of the Company’s Liabilities are reflected or disclosed in the audited financial statements of the Company for the year ended December 31, 2012.  Except for indemnification obligations under the PA Engagement, obligations under the Transaction Documents, and obligations identified on Schedule 3.6, the Company is not a guarantor or indemnitor of any Liability of any other Person.  Except for operating leases for personal or real property entered into in the ordinary course of business which do not require payments of more than $50,000 in the aggregate during any fiscal year, the Company has not issued any instruments, entered into any agreements, commitments or arrangements or incurred any obligations that would have, or would reasonably be expected to have, the effect of providing the Company with “off balance sheet” financing.

3.7 Agreements; Action.

3.7.1. Disclosure.  Schedule 3.7.1 sets forth a complete and accurate list of all the following Contracts, exclusive of (a) this Agreement and the other Transaction Documents, (b) the PA Engagement, and (c) other contracts that do not exceed the materiality threshold defined in clause (f) of this Section 3.7, which the Company and its properties or assets are a party or otherwise bound (each a “Material Contract”):

(a) Contracts not made in the ordinary course of business;

(b) each Contract pursuant to which the Company (x) is granted rights to, or ownership in, any Intellectual Property by any other Person (excluding “shrink wrap” licenses for generally available, commercial, off-the-shelf Software that has not been modified), (y) purchases components, raw materials, equipment, instruments, and other supplies and machinery that are material to its businesses, or supplies any other Person with any components, raw materials, equipment, instruments, and other supplies and machinery, or (z) grants another person rights to, or ownership in, any Intellectual Property;

(c) Contracts relating to any feasibility, preclinical, clinical or other study, test or trial conducted by or on behalf of, or sponsored by, the Company or in which the Company or any of its drug compounds or pharmaceutical products  (collectively, the “Products”) is participating;

(d) Contracts relating to the manufacture or production of any of the Products;

(e) To the knowledge of the Company, contracts among one or more stockholders of the Company which by their respective terms require performance after the date hereof;

(f) Contracts or commitments involving future expenditures, actual or potential, in excess of $50,000 after the date hereof;

(g) Contracts or commitments (other than any of the same with the Placement Agent) for the performance of services for the Company by a third party which has a term of one (1) year or more;

(h) Contracts or commitments to perform services which obligates the Company to perform services which has a term of one (1) year or more;

(i) Contracts or commitments relating to commission arrangements with any other Person;

(j) Contracts (A) to employ, engage or terminate officers or other personnel and other Contracts with present or former officers, directors and other personnel of the Company which by their respective terms require performance after the date hereof, or (B) that will result in the payment by the Company of, or the creation of any Liability on the part of the Company to pay, any severance, termination, “golden parachute,” or other similar payments to any present or former officers, directors or other personnel following termination of employment or engagement or otherwise;

(k) indemnification agreements;

(l) any lease under which the Company is either lessor or lessee of personal property requiring annual lease payments (including rent and any other charges) in excess of $50,000, and any lease under which the Company is either lessor or lessee of any real property, including any Real Property Lease;

(m) promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether the Company is the borrower, lender or guarantor thereunder (excluding credit provided by the Company in the ordinary course of business to purchasers of its products or services and obligations to pay vendors in the ordinary course of business and consistent with past practice);

(n) Contracts containing covenants limiting the freedom of the Company to engage in any activity anywhere in the world;

(o) Contracts between the Company and any United States federal, state or local government or any foreign government, or any Governmental or Regulatory Authority, or any agency or department thereof, or with any educational institution or part thereof;

(p) any Contract or commitment for any charitable or political contribution by the Company;

(q) any power of attorney granted by the Company in favor of any Person;

(r) Contracts pertaining to any joint ventures, partnerships or similar arrangements;

(s) any Contract or other arrangement with an Affiliate; and

(t) any Contract not otherwise required to be listed pursuant to Subsections (a) – (s) above and with respect to which the consequences of a default, non-renewal or termination could reasonably be expected to have a Material Adverse Effect in the absence of a replacement Contract or arrangement therefor.

3.7.2. The Company has made available true and complete copies of all of the Material Contracts to the Purchasers.  Each of the Material Contracts is (a) in full force and effect, (b) a valid and binding obligation of, and is enforceable in accordance with its terms against the Company and, to the knowledge of the Company, each of the other parties thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other law affecting the enforcement of creditors’ rights generally or by general equitable principles, (c) except for those Material Contracts disclosed pursuant to Section 3.7.1(a) and identified as such, was made in the ordinary course of business, and (d) contains no provision or covenant prohibiting or limiting the ability of the Company to operate its business in the manner in which it is currently operated.

3.7.3. The Company has in all material respects performed the obligations required to be performed by it to date under each Material Contract to which it is a party and is not in default or breach thereof, and no event or condition has occurred, whether with or without the passage of time or the giving of notice, or both, that would constitute such a breach or default.  Neither the Company nor any other party to any Material Contract has provided any notice to the other party or to the Company, as applicable, of its intent to terminate, withdraw its participation in, or not renew any such Material Contract.  The Company has not, and to the knowledge of the Company, no other party to any Material Contract has, threatened to terminate, withdraw from participation in, or not renew any such Material Contract.  To the knowledge of the Company, no other party to any Material Contract is in breach or default under any provision thereof, and no event or condition has occurred, whether with or without the passage of time or the giving of notice, or both, that would constitute such a breach or default.

3.7.4. Except as set forth on Schedule 3.7.4, no Consent of any party to any Material Contract is required in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

3.7.5. The execution, delivery and performance of this Agreement and the other Transaction Documents do not and will not (a) result in or give to any Person any right of termination, non-renewal, cancellation, withdrawal, acceleration or modification in or with respect to any Material Contract, (b) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under any such Material Contract or (c) result in the creation or imposition of any Liability or any Encumbrances upon the Boston Intellectual Property or the Company’s assets under the terms of any such Material Contract.

3.7.6. Neither the Company nor any representative thereof has engaged in the past twelve (12) months in any discussions regarding, and is not a party to or otherwise bound by any Contract in respect of, (a) any purchase, lease, license or other acquisition of any other Person, whether by equity purchase, merger, consolidation, reorganization or otherwise, or all or substantially all of the assets of any other Person, or the entering into by the Company of any share exchange with any other Person, (b) any change of control transaction with respect to the Company, or (c) liquidation with respect to the Company.

3.8 Compliance with Laws.  The Company is not in violation of, or in default under, any Requirement of Law applicable to it, or any Order issued or pending against it or by which it or any of its properties are bound, except for such violations or defaults that have not had, and could not reasonably be expected to have, a Material Adverse Effect.

3.9 Changes.  Except as set forth on Schedule 3.8, since December 31, 2012 there has not been:

3.9.1. any effect, event, condition or circumstance (including, without limitation, the initiation of any litigation or other legal, regulatory or investigative proceeding) against the Company that individually or in the aggregate, with or without the passage of time, the giving of notice, or both, has had or could reasonably be expected to have a Material Adverse Effect;

3.9.2. any resignation or termination of any director, officer, employee or consultant of the Company, and the Company has not received notification of any impending resignation from any such Person;

3.9.3. any material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

3.9.4. any material damage, destruction or loss adversely affecting the assets, properties, business, financial condition or prospects of the Company, whether or not covered by insurance;

3.9.5. any waiver by the Company of a valuable right or of any debt;

3.9.6. any change in any compensation arrangement or agreement with any employee, consultant, officer, director or stockholder of the Company that would increase the cost of any such agreement or arrangement to the Company by more than $10,000 in each instance;

3.9.7. any labor organization activity of the employees of the Company;

3.9.8. any declaration or payment of any dividend or other distribution of the assets of the Company;

3.9.9. any change in the accounting methods or practices followed by the Company;

3.9.10. any development, event, change, condition or circumstance that constitutes, whether with or without the passage of time or the giving of notice or both, a default under the Company’s outstanding debt obligations; or

3.9.11. any Contract or commitment made by the Company to do any of the foregoing.

3.10 Title to Properties and Assets; Liens, etc.  Except as set forth on Schedule 3.10, the Company has good and marketable title to its properties and assets, has a valid license in all properties and assets licensed by it, including the properties and assets reflected as owned in the most recent balance sheet included in the Financial Statements, and has a valid leasehold interest in its leasehold estates, in each case subject to no Encumbrance, other than those resulting from Taxes which have not yet become delinquent or those of the lessors of leased property or assets.  All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair, ordinary wear and tear excepted and are fit and usable for the purposes for which they are being used. The Company is in compliance with all terms of each lease to which it is a party or is otherwise bound.

3.11 Intellectual Property.

3.11.1. All registrations and applications for registration of all Owned Intellectual Property and all Licensed Intellectual Property (collectively, the “Boston Intellectual Property ”) and applications in process for the Owned Intellectual Property and the Licensed Intellectual Property of the Company are identified on Schedule 3.11.1, identifying with respect to each such item of Boston Intellectual Property, (a) the owner(s) thereof, (b) the jurisdiction(s) of registration, (c) the applicable registration or serial number, if any, (d) the date of expiration, if any, and (e) in the case of Licensed Intellectual Property, whether the Company’s rights with respect thereto are exclusive.  Except as set forth on Schedule 3.11.1 and identified as such, the Company has not licensed any Intellectual Property to or from any Person.  All of the registrations and applications for registration of the Boston Intellectual Property are valid, subsisting and in full force and effect, and all actions and payments necessary for the maintenance and continuation of such Boston Intellectual Property have been taken or paid on a timely basis.  The Company owns or possesses sufficient legal rights to use all of the Boston Intellectual Property and the exclusive right to use all Owned Intellectual Property and all Licensed Intellectual Property which is identified in Schedule 3.11.1 as being exclusively licensed to the Company.

3.11.2. To the knowledge of the Company, the business as currently conducted and as proposed to be conducted by the Company has not and will not constitute any infringement of the Intellectual Property rights of any other Person.  To the knowledge of the Company, the development of Product candidates and the use, manufacture or sale of the Company’s Products based on the Boston Intellectual Property does not, and will not, infringe the Intellectual Property rights of any third Person.  To the knowledge of the Company, no employee or agent of the Company has misappropriated the Intellectual Property rights of any Person.

3.11.3. There are no outstanding options or other rights to acquire any Boston Intellectual Property.  To the knowledge of the Company, each licensor of the Licensed Intellectual Property is the sole and exclusive owner of such Licensed Intellectual Property and has the sole and exclusive right and authority to grant licenses to such Licensed Intellectual Property.

3.11.4. The Company has not received any communications alleging or suggesting that it has violated or, by conducting its business as currently conducted or proposed to be conducted, would infringe or misappropriate any of the Intellectual Property rights of any other Person.

3.11.5. It is not necessary to the business of the Company, as currently conducted or as proposed to be conducted, to utilize any inventions, trade secrets or proprietary information of any of its employees, agents, developers, consultants or contractors made prior to their employment by or service to the Company, except for inventions, trade secrets or proprietary information that have been assigned or licensed to the Company.

3.11.6. Since the date of the Company’s incorporation, there has not been any sale, assignment or transfer of any Boston Intellectual Property or other intangible assets of the Company.

3.11.7. No Boston Intellectual Property is subject to any interference, reissue, reexamination, opposition or cancellation proceeding or any other Legal Proceeding or subject to or otherwise bound by any outstanding Order or Contract (other than in the case of any Licensed Intellectual Property, the Contract pursuant to which the Company licenses the rights to such Licensed Intellectual Property) that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Boston Intellectual Property .  To the Company’s knowledge, there is no fact or circumstance that would render any portion of the Boston Intellectual Property invalid or unenforceable.

3.11.8. Each current and former officer, employee, agent, developer, consultant and contractor who (a) has had or has access to any Boston Intellectual Property has executed a confidentiality and nondisclosure agreement that protects the confidentiality of the trade secrets of the Boston Intellectual Property; and (b) contributed to or participated in the creation and/or development of the Boston Intellectual Property either: (i) is a party to a “work made for hire” agreement under which the Company is deemed to be the original owner/author of all right, title and interest in the Intellectual Property created or developed by such Person; or (ii) has executed an assignment or an agreement to assign in favor of the Company of all such Person’s right, title and interest in the Intellectual Property.

3.11.9. The execution and delivery of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense, agreement or permission: (a) relating to or affecting any Boston Intellectual Property; or (b) pursuant to which the Company is granted a license or otherwise authorized to use any third party Intellectual Property.

3.11.10. To the knowledge of the Company, no Person is infringing, violating, misappropriating or making unauthorized use of any of the Boston Intellectual Property. The Company has enforced and taken such commercially reasonable steps as are necessary to protect and preserve all rights in the Boston Intellectual Property against the infringement, violation, misappropriation and unauthorized use thereof by any Person.  The Company has the right to: (a) bring actions for past, present and future infringement, dilution, misappropriation or unauthorized use of any Boston Intellectual Property owned or licensed by the Company, injury to goodwill associated with the use of any such Boston Intellectual Property, unfair competition or trade practices violations of and other violation of such Boston Intellectual Property; and (b) with respect to the Boston Intellectual Property owned exclusively by the Company, receive all proceeds from the foregoing set forth in subsection (a) hereof, including, without limitation, licenses, royalties income, payments, claims, damages and proceeds of suit.

3.12 Compliance with Other Instruments.  The Company is not in violation or default of any term of its Organizational Documents, as amended to date, or of any provision of any Contract to which it is party or by which it is bound or of any Order applicable to the Company, except for violations or defaults of any Contract (other than any Material Contract), which individually or in the aggregate has not had, or would not reasonably be expected to have, a Material Adverse Effect.

3.13 Litigation.  There is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any investigation of the Company, nor is the Company aware of any fact that would make any of the foregoing reasonably likely to arise.  The Company is not a party or subject to the provisions of any Order.  There is no Legal Proceeding by the Company currently pending or that the Company intends to initiate.

3.14 Tax Returns and Payments.

3.14.1. Except as set forth on Schedule 3.14, the Company has timely filed all Tax Returns required to be filed by it, and has timely paid all Taxes owed (whether or not shown on any Tax Return). Any failure to file any Tax Return with any Governmental or Regulatory Authority has not had and shall not have, individually or in the aggregate, a Material Adverse Effect. All such Tax Returns were complete and correct, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, creditor, independent contractor, shareholder, member or other third party.  The Company has established adequate reserves for all Taxes accrued but not yet payable. The Company has not been audited by nor have issues been raised or adjustments made or proposed by any tax authority in connection with any such Taxes or Tax Returns.  No deficiency assessment with respect to or proposed adjustment of the Company’s Taxes is pending or, to the knowledge of the Company, threatened.  There is no tax lien (other than for current Taxes not yet due and payable), imposed by any taxing authority, outstanding against the assets, properties or the business of the Company.

3.14.2. The Company has not agreed to make any adjustment under Section 481(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any corresponding provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise, and the Company will not be required to make any such adjustment as a result of the transactions contemplated by this Agreement.  The Company has not been or is a party to any tax sharing or similar agreement, or  any joint venture, partnership, limited liability company, or other arrangement or Contract which could be treated as a partnership for federal income tax purposes.  The Company is not and has never been, a “United States real property holding corporation” as that term is defined in Section 897 of the Code.

3.15 Employees.

3.15.1. All of the employees of the Company (the “Employees”) are identified on Schedule 3.15.1.  The Company has no, nor has ever had any, collective bargaining agreements with any of its employees; (b) there is no labor union organizing activity pending or, to the knowledge of the Company, threatened with respect to the Company; (c) except as set forth on Schedule 3.15.1 no Employee has or is subject to any agreement or Contract to which the Company is a party (including, without limitation, licenses, covenants or commitments of any nature) regarding his or her employment or engagement; (d) to the best of the Company’s knowledge, no Employee is subject to any Order that would interfere with his or her duties to the  Company or that would conflict with the Company’s businesses as currently conducted and as proposed to be conducted; (e) no Employee is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such Person to be employed by, or to contract with, the Company; (f) to the best of the Company’s knowledge, the continued employment by the Company of its present Employees, and the performance of their respective duties, will not result in any violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company, and the Company has not has received any written notice alleging that such violation has occurred; (g) except as set forth on Schedule 3.15.1 no Employee or consultant has been granted the right to continued employment by or service to the Company or to any compensation following termination of employment with or service to the Company; and (h) the Company has no present intention to terminate the employment or engagement or service of any officer or any significant Employee or consultant.

3.15.2. There are no outstanding or, to the knowledge of the Company, threatened claims against the Company or any Affiliate (whether under federal or state law, under any employment agreement, or otherwise) asserted by any present or former Employee of or consultant to the Company.  The Company is not in violation of any law or Requirement of Law concerning immigration or the employment of persons other than U.S. citizens.

3.16 Pension and Other Employee Benefit Plans.

Except for its Amended and Restated 2010 Stock Plan and its Amended and Restated 2011 Non-Qualified Stock Plan, the Company does not now nor has it ever sponsored or maintained any plans, funds, policies, programs or arrangements on behalf of any Employee or former employee constituting an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not excepted by Section 4 of ERISA (the foregoing being collectively called “Employee Benefit Plans”).  All employment Taxes, premiums for employee benefits provided through insurance, and all other compensation and benefits to which Employees are entitled, have been timely paid or provided as applicable, and there is no liability for any such payments, contributions or premiums.

3.17 Registration Rights.  Except as required pursuant to the Registration Rights Agreement and the Engagement Agreement between the Company and the Placement Agent, the Company is under no obligation, nor has it granted any rights that have not been terminated, to register any of its currently outstanding securities or any of its securities that may hereafter be issued.

3.18 Real Property.  The Company does not have any interest in any real estate, except that the Company leases the property described on Schedule 3.18 (the “Leased Real Property”).  The Leased Real Property is adequate for the operations of the Company’s business as currently conducted and as contemplated to be conducted.  True and complete copies of the lease agreement (the “Real Property Lease”) pertaining to the Leased Real Property have been made available to the Purchasers.  Except as set forth in Schedule 3.18, the Company has paid all amounts due from it, and is not in default under the Real Property Lease and there exists no condition or event, which, with the passage of time, giving of notice or both, would reasonably be expected to give rise to a default under or breach of the Real Property Lease.

3.19 Relationships with Collaborators and Suppliers.

3.19.1. Collaborators.  Set forth on Schedule 3.19.1 is a list of the material collaborators, research partners and other material service providers of the Company that are not disclosed in Schedule 3.7.1.  For the purposes of this Section “material collaborators” means scientific research collaborators who work with the Company and whose work is expected to impact the development of the Boston Intellectual Property and/or the Products, and includes, without limitation, any Person to whom the Company has licensed any of the Boston Intellectual Property (collectively, the “Collaborators”).  To the best of the Company’s knowledge, the Company maintains good working relationships with all of the Collaborators.  The Company has made available to the Purchasers a list of its Contracts with the Collaborators as set forth on Schedule 3.19.1.  None of such Collaborators has terminated or indicated an intention or plan or, to the knowledge of the Company, threatened to terminate its Contract with the Company, or to materially reduce the purchases of products or services from the Company historically made by such Collaborator.

3.19.2. Suppliers.  Set forth on Schedule 3.19.2 is a list of the material suppliers of the Company.  For the purposes of this Section, “material suppliers” means suppliers who provide an essential and material element necessary for the research and development of the Boston Intellectual Property or required for the Products (collectively, the “Suppliers”).  Except as set forth on Schedule 3.19.2, none of such Suppliers has terminated or indicated an intention or plan or, to the knowledge of the Company, threatened to terminate its Contract with the Company or to materially reduce the supply of products or services to the Company historically provided by such Supplier.

3.20 Budget.  The Company’s budget most recently made available by the Company to the Purchasers (the “Budget”) was prepared in good faith by the Company, and, based on the Company's experience and the assumptions used in preparing such Budget, constitutes a reasonable estimate of the costs and expenses expected to be incurred by the Company during the time period covered thereby.  Nothing has come to the attention of Company’s management that would cause such estimated expenses to no longer be reasonable estimates.  The assumptions used in the preparation of such estimated expenses were fair and reasonable when made and continue to be fair and reasonable as of the date hereof.

3.21 Permits; Regulatory.

3.21.1. No Regulatory Approval or Consent of, or any designation, declaration or filing with, any Governmental or Regulatory Authority or any other Person is required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents (including, without limitation, the issuance of the Units), except such Regulatory Approvals, Consents, designations, declarations or filings that have been duly and validly obtained or filed, or with respect to any filings that must be made after the Initial Closing or the Subsequent Closing as will be filed in a timely manner.  The Company has all franchises, Permits, licenses and any similar authority necessary for the conduct of its business as now being conducted, including, without limitation, the Food and Drug Administration (“FDA”) of the U.S. Department of Health and Human Services.

3.21.2. Schedule 3.21.2 lists each feasibility, preclinical, clinical and other study, test and trial being conducted by or on behalf of or sponsored by the Company or in which the Company or any of its Products is participating.  The feasibility, preclinical, clinical and other studies, tests and trials conducted by or on behalf of or sponsored by the Company or in which the Company or any of its Products have participated were and, if still pending, are being conducted in accordance with standard medical and scientific research procedures, the protocols established and approved therefor and all applicable Requirements of Law. The Company has no knowledge of any other studies or tests the results of which are inconsistent with or otherwise call into question the results of the above referenced studies and tests.

3.21.3. Neither the Company nor, to the knowledge of the Company, any other Person has received any notice or other correspondence or communication from the FDA or any other Governmental or Regulatory Authority or other Person requiring the termination, suspension or modification of any of the above referenced feasibility, preclinical or clinical studies, tests or trials or alleging a violation of any applicable Requirements of Law in connection therewith, or any Products.

3.21.4. The Company has filed or caused to be filed and, to the knowledge of the Company, each other Person which has conducted or is conducting any feasibility, preclinical, clinical or other study, test or trial for or on behalf of the Company or any such study, test or trial that is being sponsored by the Company has filed all required notices and other reports, including adverse experience reports.

3.21.5. The Company, or its designated agents (for and on its behalf), owns or has the exclusive right to use all material regulatory documents.  For the purposes of this Section, “material regulatory documents” means all study, test and trial data and information and all correspondence and reports made to Governmental or Regulatory Authorities relating to or in connection with the Products or any feasibility, preclinical, clinical or other study, test or trial with respect thereto, which data, information, correspondence and reports are necessary or required to obtain approval from such Governmental or Regulatory Authority to conduct any feasibility, preclinical, clinical or other study, test or trial with respect to, or to manufacture, market or sell, any of the Products.

3.21.6. Neither the Company nor, to the knowledge of the Company, any other Person has received any notice or other correspondence or communication that any Governmental or Regulatory Authority (including, without limitation, the FDA) has commenced or, to the knowledge of the Company, threatened to initiate any action to withdraw or to hinder approval for a Product or to limit the ability of the Company or any other Person to manufacture (or to have manufactured for it by a third party) any Product or to request the recall of any Product, or commenced or threatened to initiate any action to enjoin production of such Product at any facility.

3.21.7. To the best of the Company’s knowledge, all manufacturing and production operations conducted by the Company (or by third parties on its behalf including, without limitation, any manufacturing or production being done by any third party in connection with any feasibility, preclinical, clinical or other study, test or trial for or on its behalf or any such study, test or trial that is being sponsored by the Company or in which it or any of its Products is participating), if any, relating to the manufacture or production of the Products are being conducted in compliance with all applicable Requirements of Law including to the extent mandated by relevant regulatory agencies, without limitation, current Good Manufacturing Practices or similar foreign requirements.

3.21.8. Neither the Company nor,  to the knowledge of the Company, any other Person has received (a) any reports of inspection observations, (b) any establishment inspection reports or (c) any warning letters or any other documents from the FDA or any other Governmental or Regulatory Authority relating to the Products and/or arising out of the conduct of the Company or any Person which has conducted or is conducting any feasibility, preclinical, clinical or other study, test or trial for or on behalf of the Company or any such study, test or trial that is being sponsored by the Company or in which any of its Products is participating that assert a material violation or material non-compliance with any applicable Requirements of Law (including, without limitation, those of the FDA).

3.21.9. In addition:

(a) neither the Company nor to the knowledge of the Company, any other Person that manufactures, tests or distributes any Product has made, with respect to any Product, an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental or Regulatory Authority or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental or Regulatory Authority;

(b) to the knowledge of the Company, no officer, employee or agent of the Company has made and, no officer, employee or agent of any other Person that manufactures, tests or distributes any Product has made, with respect to any Product, an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental or Regulatory Authority or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental or Regulatory Authority;

(c) the Company has not been convicted of any crime;

(d) to the knowledge of the Company, no officer, employee or agent of the Company has been convicted of any felony;

(e) neither the Company nor, to the knowledge of the Company, any other Person that manufactures, tests or distributes any Product has engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Requirement of Law or authorized by 21 U.S.C. §335a(b) or any similar Requirement of Law;

(f) to the knowledge of the Company, no officer, employee or agent of the Company, and no officer, employee or agent of any other Person that manufactures, tests or distributes any Product has engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Requirement of Law or authorized by 21 U.S.C. §335a(b) or any similar Requirement of Law; and

(g) where and when applicable, the Company and, to the knowledge of the Company, any other Persons that manufacture, test or distribute any Product are and have been in substantial compliance with the Medicare Anti-kickback Statute, 42 U.S.C. §1320a-7b(b) and implementing regulations codified at 42 C.F.R. §1001 and with all similar Requirements of Law.

3.21.10. Neither the Company nor, to the knowledge of the Company, any other Person that manufactures, tests or distributes any Product, received any notice, correspondence or any other communication that the FDA or any other Governmental or Regulatory Authority has commenced, or threatened to initiate, any action to place a clinical hold on a clinical investigation of any Product, withdraw its approval that clinical investigations of any Product proceed or request the recall of any Product, or commenced, or overtly threatened to initiate, any adverse regulatory action against the Company, the Person who manufactures, test or distributes the Product, or any of their respective agents, licensees or contract research organizations.

3.22 Environmental and Safety Laws.  The Company has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances in connection with the operation of its business or otherwise, except in compliance with all applicable Environmental Laws.  To the best of the Company’s knowledge, the Company and the operation of its business are in compliance with all applicable Environmental Laws.  To the best of the Company’s knowledge, all of the Leased Real Property and all other real property which the Company occupies (the “Premises”) is in compliance with all applicable Environmental Laws and Orders or directives of any Governmental or Regulatory Authority having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or Orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances.  The Company and the operation of its business is and has been in compliance with all applicable Environmental Laws.  To the knowledge of the Company, there have occurred no and there are no events, conditions, circumstances, activities, practices, incidents, or actions that may give rise to any common law or statutory liability, or otherwise form the basis of any Legal Proceeding, any Order, any remedial or responsive action, or any investigation or study involving or relating to the Company, based upon or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substance.  To the knowledge of the Company, (a) there is no asbestos contained in or forming a part of any building, structure or improvement comprising a part of any of the Leased Real Property, (b) there are no polychlorinated byphenyls (PCBs) present, in use or stored on any of the Leased Real Property, and (c) no radon gas or the presence of radioactive decay products of radon are present on, or underground at any of the Leased Real Property at levels beyond the minimum safe levels for such gas or products prescribed by applicable Environmental Laws.  The Company has obtained and is maintaining in full force and effect all necessary Permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon, and is in compliance with all such Permits, licenses and approvals.  The Company has not caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Premises, and, to the knowledge of the Company, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance.

3.23 Offering Valid.  Assuming the accuracy of the representations and warranties of the Purchasers contained in the subscription agreements entered into by each Purchaser in connection with this Agreement, the offer, sale and issuance of the Common Stock and the Warrants will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will be exempt from registration and qualification) under applicable state securities laws.

3.24 Full Disclosure.  All information furnished, to be furnished or caused to be furnished to the Purchasers with respect to the Company and its businesses, assets, properties, financial position and performance and Liabilities applicable for the purposes of or in connection with this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby is or, if furnished after the date of this Agreement and before the applicable Closing Date, shall be true and complete in all material respects and, does not, and if furnished after the date of this Agreement and before such applicable Closing Date, shall not, contain any untrue statement of material fact or fail to state any material fact necessary to make such statement not misleading.

3.25 Minute Books.  A copy of the minute books of the Company was made available to the Purchasers for inspection, which contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since January 1, 2010, and accurately reflect all actions taken by the directors (and any committee of the directors) and stockholders with respect to all transactions referred to in such minutes.

3.26 Insurance.  Schedule 3.26 sets forth a list of all policies or binders of fire, casualty, liability, product liability, worker’s compensation, vehicular or other insurance held by the Company concerning its assets and/or its businesses (specifying for each such insurance policy the insurer, the policy number or covering note number with respect to binders, and each pending claim thereunder of more than $5,000).  Such policies and binders are valid and in full force and effect. The Company is not in default with respect to any provision contained in any such policy or binder or has failed to give any notice or present any claim of which it has notice under any such policy or binder in a timely fashion; and it has not received or given a notice of cancellation or non-renewal with respect to any such policy or binder.  None of the applications for such policies or binders contain any material inaccuracy, and all premiums for such policies and binders have been paid when due.  The Company has no knowledge of any state of facts or the occurrence of any event that could reasonably be expected to form the basis for any claim against it not fully covered by the policies referred to on Schedule 3.26.  The Company has not has received written notice from its insurance carriers that any insurance premiums will be materially increased after the applicable Closing Date or that any insurance coverage listed on Schedule 3.26 will not be available after such Closing Date on substantially the same terms as now in effect.

3.27 Investment Company Act.  The Company is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.28 Foreign Payments; Undisclosed Contract Terms.

3.28.1. To the knowledge of the Company, the Company has not made any offer, payment, promise to pay or authorization for the payment of money or an offer, gift, promise to give, or authorization for the giving of anything of value to any Person in violation of the Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations promulgated thereunder.

3.28.2. To the knowledge of the Company, there are no understandings, arrangements, agreements, provisions, conditions or terms relating to, and there have been no payments made to any Person in connection with any agreement, Contract, commitment, lease or other contractual undertaking of the Company which are not expressly set forth in such contractual undertaking.

3.29 No Broker.  Other than commissions (including fees, expenses and warrants) payable to the Placement Agent, the Company has not has employed any broker or finder, or incurred any liability for any brokerage or finders fees in connection with the sale of the Units, or the Common Stock and Warrants underlying the Units pursuant to this Agreement or the other Transaction Documents.

3.30 No General Solicitation. Neither the Company nor any of its Affiliates, nor any person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Units.

3.31 No Integrated Offering.  Neither the Company nor any of its Affiliates, nor to the knowledge of the Company any person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the shares of Common Stock, Warrants and Warrant Shares (collectively, the “Securities”) under the Securities Act or that is likely to cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.  Neither the Company nor any of its Affiliates, nor to the Company’s knowledge any person acting on their behalf has taken any action or steps referred to in the preceding sentence that would require registration of any of the Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings.

3.32 Dilution. The Company’s executive officers and directors understand the nature of the Securities being sold hereby and recognize that the issuance of the Securities will have a dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company. The Company’s Board of Directors has concluded, in its good faith business judgment that the issuance of the Securities is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue Warrant Shares is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company or parties entitled to receive equity of the Company.

3.33 Application of Takeover Protections.  The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Organization Documents or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the Company's issuance of the Securities and the Purchasers’ ownership of the Securities.

3.34 Listing and Maintenance Requirements.  The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.  The Company has not, in the 12 months preceding the date hereof, received notice from any trading market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such trading market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

3.35 DTC Status. The Company’s transfer agent (the “Transfer Agent”) is a participant in and the Common Stock is eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program.

3.36 OFAC. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee, affiliate or person acting on its behalf, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Units, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myranmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any person currently subject to any U.S. sanctions.

3.37 Material Non-Public Information. Except with respect to the transactions contemplated hereby that will be publicly disclosed, the Company has not provided any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information.

4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

Each of the Purchasers hereby severally, and not jointly, represents and warrants to the Company that each such Purchaser’s representations in the subscription agreement entered into in connection with this Agreement are true and correct as of the Closing.

5. CONDITIONS TO THE CLOSING.

5.1 Conditions to Purchasers’ Obligations at the Closings.  The obligations of the Purchasers to consummate the transactions contemplated herein to be consummated at the Initial Closing and of the Subsequent Closing, as the case may be, are subject to the satisfaction, on or prior to the date of such Closing, of the conditions set forth below and applicable thereto, which satisfaction shall be determined, or may be waived in writing, by the Purchasers or Subsequent Closing Purchasers, as the case may be, who are entitled to purchase at least a majority of the Units to be purchased at such Closing:

5.1.1. Representations, Warranties and Covenants; Performance of Obligations.  Each of the representations, warranties and covenants of the Company contained herein shall be true and correct on and as of the Initial Closing Date.  As of the Initial Closing, the Company shall have performed and complied with the covenants and provisions of this Agreement required to be performed or complied with by it at or prior to the Initial Closing Date.  As to the Subsequent Closings, each of the representations, warranties and covenants of the Company contained herein shall be true and correct on and as of the Subsequent Closing Date; except to the extent any such representation, warranty or covenant expressly speaks as of an earlier date, in which case such representation, warranty or covenant shall be true and correct in all material respects as of such earlier date; provided however, that notwithstanding the foregoing, the Company shall only be required to update the Schedules by the delivery to the Subscribers by the Company of an amended Schedule with respect to any information that is of a material nature as of such proposed Closing Date.  As to the Subsequent Closings, the Company shall have performed and complied with the covenants and provisions of this Agreement and the other Transaction Documents required to be performed or complied with by it at or prior to the Subsequent Closing Date.  At each Closing, the Purchasers participating in such Closing shall have received certificates of the Company dated as of the date of such Closing, signed by the president or chief executive officer of the Company, certifying as to the fulfillment of the conditions set forth in this Section 5.1 and the truth and accuracy of the representations, warranties and covenants of the Company contained herein (as qualified by the most recently delivered Schedules) as of the Initial Closing Date and, as to each Subsequent Closing, the Subsequent Closing Date.

5.1.2. Issuance in Compliance with Laws.  The sale and issuance of the Units shall be legally permitted by all laws and regulations to which any of the Purchasers and the Company are subject.

5.1.3. Filings, Consents, Permits, and Waivers.  The Company and the Purchasers shall have made all filings and obtained any and all Consents, Permits, waivers and Regulatory Approvals necessary for consummation of the transactions contemplated by the Agreement and the other Transaction Documents, except for such filings as are not due to be made until after the applicable Closing.

5.1.4. Reservation of Warrant Shares.  The Warrant Shares shall have been duly authorized and reserved for issuance by the Board of Directors.

5.1.5. Registration Rights Agreement.  Concurrently with the issuance of the Units occurring at each Closing, the Registration Rights Agreement, substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”), shall have been executed and delivered by the Company and each Purchaser and any Subsequent Closing Purchasers.

5.1.6. Legal Opinion.  At each Closing, the Placement Agent and the Purchasers or the Subsequent Closing Purchasers, as the case may be, shall have received a legal opinion addressed to each of them, dated as of such Closing Date, substantially in the form attached hereto as Exhibit E from Seyfarth Shaw LLP.

5.1.7. Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closings and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers or the Subsequent Closing Purchasers, as the case may be, and their counsel, and the Purchasers or the Subsequent Closing Purchasers, as the case may be, and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.1.8. Proceedings and Litigation.  No action, suit or proceeding shall have been commenced by any Person against any party hereto seeking to restrain or delay the purchase and sale of the Units or the other transactions contemplated by this Agreement or any of the other Transaction Documents.

5.1.9. No Material Adverse Effect.  Since the date hereof, there shall not have occurred any effect, event, condition or circumstance (including, without limitation, the initiation of any litigation or other legal, regulatory or investigative proceeding) that individually or in the aggregate, with or without the passage of time, the giving of notice, or both, that has had, or could reasonably be expected to have, a Material Adverse Effect or which could adversely affect the Company’s ability to perform its respective obligations under this Agreement or any of the other Transaction Documents.

5.1.10. No Suspensions of Trading in Common Stock; Listing.  Trading in the Common Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a trading market.

5.1.11. Updated Disclosures.  As to the Subsequent Closing, to the extent required by Section 5.1.1, the Company must have delivered to the Purchasers amended Schedules and such amended Schedules do not reveal any information or the occurrence, since the Initial Closing Date, of any effect, event, condition or circumstance, which individually, or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect and do not include any state of facts that occur as a result of the breach by the Company of any of its obligations under this Agreement or any of the other Transaction Documents.

5.1.12. Payment of Purchase Price.  As to the Initial Closing, each Purchaser shall have delivered to the Company the total purchase price to be paid for such Purchaser’s Initial Units, in the amount set forth opposite such Purchaser’s name on Exhibit A, which shall be no less than $2,000,000 in aggregate gross proceeds.  As to each Subsequent Closing, each Subsequent Closing Purchaser shall have delivered to the Company the total purchase price to be paid for such Subsequent Closing Purchaser’s Subsequent Units.

5.1.13. Delivery of Documents at the Initial Closing.  The Company shall have executed and delivered the following documents, on or prior to the Initial Closing Date:

(a) Certificates.  Certificates representing the Common Stock to be purchased and sold on the Initial Closing Date;

(b) Warrants:  Executed Warrants, in substantially the form of Exhibits B, for the Warrants to be issued on the Initial Closing Date;

(c) Legal Opinion.  The legal opinion required by Section 5.1.6 hereof;

(d) Secretary’s Certificate.  A certificate of the Secretary of the Company (i) attaching and certifying as to the Company’s Certificate of Incorporation (the “Certificate”), (ii) attaching and certifying as to the Bylaws of the Company in effect at the Initial Closing, (iii) attaching and certifying as to copies of resolutions by the Board of Directors of the Company authorizing and approving this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby including without limitation, the issuance and delivery of the Units; and (iv) certifying as to the incumbency of the officers of the Company executing this Agreement and the other Transaction Documents; and

5.1.14. Delivery of Documents at the Subsequent Closing.  The Company shall have executed and delivered the following documents, on or prior to the Subsequent Closing:

(a) Certificates.  Certificates representing the Common Stock to be purchased and sold on the Subsequent Closing Date;

(b) Warrants:  Executed Warrants, in substantially the form of Exhibits B, for the Warrants to be issued on the Subsequent Closing Date;

(c) Legal Opinion.  The legal opinion required by Section 5.1.6 hereof; and

(d) Secretary’s Certificate.  A Certificate of the Secretary of the Company (i) certifying that the resolutions by the Board of Directors of the Company authorizing and approving this Agreement and the other Transaction Documents delivered at the Initial Closing have not been modified in any way or rescinded and are otherwise in effect as of the Subsequent Closing, (ii) certifying as to the incumbency of the officers of the Company executing any documents contemplated by this Agreement to be executed and delivered by the Company at the Subsequent Closing, and (iii) attaching and certifying as to (x) the Certificate as in effect at the Subsequent Closing, and (y) the Bylaws of the Company in effect at the Subsequent Closing.

5.2 Conditions to Obligations of the Company at the Closings.  The obligation of the Company to consummate the transactions contemplated herein to be consummated at the Initial Closing or the Subsequent Closing, as the case may be, is subject to the satisfaction, on or prior to the date of such Closing of the conditions set forth below and applicable thereto, any of which may be waived in writing by the Company:

5.2.1. Representations and Warranties; Performance of Obligations.  Each of the representations and warranties of the Purchasers contained herein shall be true and correct on and as of the Initial Closing Date.  As of the Initial Closing Date, the Purchasers shall have performed and complied with the covenants and provisions of this Agreement required to be performed or complied with by them at or prior to the Initial Closing Date.  As to the Subsequent Closing, each of the representations and warranties of the Purchaser(s) contained herein shall be true and correct on and as of the Subsequent Closing Date.  As to the Subsequent Closing, the Subsequent Closing Purchaser(s) shall have performed and complied with the covenants and provisions of this Agreement required to be performed and complied with by them at or prior to the Subsequent Closing Date.

5.2.2. Proceedings and Litigation.  No action, suit or proceeding shall have been commenced by any Governmental Authority against any party hereto seeking to restrain or delay the purchase and sale of the Units or the other transactions contemplated by this Agreement.

5.2.3. Qualifications.  All Permits, if any, that are required in connection with the lawful issuance and sale of the Units pursuant to this Agreement shall be obtained and effective as of the Initial Closing or Subsequent Closing, as applicable.

6. CERTAIN COVENANTS OF THE PARTIES.

6.1 Transfer Restrictions.

6.1.1. The Securities may only be disposed of in compliance with state and federal securities laws.  In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144 promulgated under the Securities Act, to the Company or to an affiliate of a Purchaser or in connection with, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.  As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement, and shall have the rights of a Purchaser under this Agreement.

6.1.2. The Purchaser agrees to the imprinting, so long as is required by this Section 5.1, of a legend on any of the Securities, including the Shares, substantially in the following form:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE] [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

6.1.3. Certificates evidencing the shares of Common Stock and Warrant Shares shall not contain any legend (including the legend set forth in Section 6.1.2 hereof), (a) following any sale of such shares of Common Stock or Warrant Shares pursuant to Rule 144, or (b) if such shares of Common Stock or Warrant Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such shares of Common Stock and Warrant Shares and without volume or manner-of-sale restrictions, (c) following any sale of such shares of Common Stock or Warrant Shares, pursuant to the plan of distribution in an effective registration statement (in compliance with any prospectus delivery requirements), or (d) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) (the “Removal Date”).  The Company shall cause its counsel at its own expense to issue a legal opinion to the Transfer Agent promptly after the Removal Date if required by the Transfer Agent to effect the removal of the legend hereunder as permitted by applicable law then in effect.  The Company agrees that following the Removal Date, it will, no later than five (5) trading days following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing shares of Common Stock or Warrant Shares, as the case may be, issued with a restrictive legend, together with any reasonable certifications requested by the Company, the Company’s counsel or the Transfer Agent (such fifth (5th) trading day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 6. Certificates for shares of Common Stock and Warrant Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser if the Transfer Agent is then a participant in such system and either (i) there is an effective registration statement permitting the resale of such shares of Common Stock or Warrant Shares by the Purchaser (and the Purchaser provides the Company or the Company’s counsel with any requested certifications with respect to future sales of such shares) or (ii) the shares are eligible for resale by the Purchaser without volume limitations and may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) of the 1933 Act.

6.1.4. In addition to any other rights available to a Purchaser, if the Company fails to deliver to a Purchaser unlegended shares of Common Stock or Warrant Shares as required pursuant to this Agreement and after the Legend Removal Date such Purchaser, or a broker on such Purchaser’s behalf, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of the shares of Common Stock or Warrant Shares that such Purchaser was entitled to receive from the Company (a “Buy-In”), then the Company shall promptly pay in cash to such Purchaser (in addition to any remedies available to or elected by such Purchaser) the amount by which (a) such Purchaser’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (b) the aggregate purchase price of the shares of Common Stock or Warrant Shares delivered to the Company for reissuance as unlegended shares (which amount shall be paid as liquidated damages and not as a penalty). For example, if a Purchaser purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock or Warrant Shares delivered to the Company for reissuance as unlegended shares having an aggregate purchase price of $10,000, the Company shall be required to pay the Purchaser $1,000, plus interest. The Purchaser shall provide the Company written notice indicating the amounts payable to the Purchaser in respect of the Buy-In. For purposes of this Agreement, the “purchase price” of a (a) share of Common Stock shall be the $0.30 (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the date hereof) and (B) Warrant Share shall be the Exercise Price (as defined in the Warrants).

6.1.5. In addition to such Purchaser’s other available remedies, the Company shall pay to such Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of shares of Common Stock or Warrant Shares (based on the purchase price of such shares of Common Stock and Warrant Shares) delivered for removal of the restrictive legend, $10 per trading day (increasing to $20 per trading day five (5) trading days after such damages have begun to accrue) for each trading day after the fifth (5th) trading day following the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

6.2 Furnishing of Information; Public Information.

6.2.1. Until no Purchaser owns any Securities, the Company covenants to file all periodic reports with the SEC pursuant to Section 15(d) of the Exchange Act or alternatively, if registered under Section 12(b) or 12(g) of the Exchange Act, maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act. .  As long as the Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144.  The Company further covenants that it will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such person to sell such Securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

6.2.2. At any time during the period commencing from the date that is 6 months after the date hereof and ending on 36 months after the Final Closing Date, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, in addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the pro-rata portion of such Purchaser’s Purchase Price of unsold shares of Common Stock and Warrants on the day of a Public Information Failure and on every thirtieth (30th) day (prorated for periods totaling less than thirty days) thereafter until the earlier of (A) the date such Public Information Failure is cured and (B) such time that such public information is no longer required for the Purchasers to transfer their shares of Common Stock and Warrant Shares pursuant to Rule 144.  The payments to which a Purchaser shall be entitled pursuant to this Section 6.2.2 are referred to herein as “Public Information Failure Payments”.  Public Information Failure Payments shall be paid on the earlier of (Y) the last day of the calendar month during which such Public Information Failure Payments are incurred, and (Z) the third (3rd) business day after the event or failure giving rise to the Public Information Failure Payments is cured.  Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. Notwithstanding anything herein to the contrary, the maximum payment hereunder shall not exceed twelve (12%) percent of such Purchaser’s Purchase Price.

6.3 Listing of Securities.  The Company agrees, (i) if the Company applies to have the Common Stock traded on any other trading market, it will include in such application the shares of Common Stock and any Warrant Shares of each Purchaser, and will take such other action as is necessary or desirable to cause such shares of Common Stock and any Warrant Shares to be listed on such other trading market as promptly as possible, and (ii) it will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market (as defined in the Warrant) and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of any such Trading Market (as defined in the Warrant).

6.4 Reservation of Shares.  The Company shall at all times while the Warrants are outstanding maintain a reserve from its duly authorized shares of Common Stock of a number of shares of Common Stock sufficient to allow for the issuance of Warrant Shares.

6.5 Replacement of Securities.  If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement securities.  If a replacement certificate or instrument evidencing any securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.6 Securities Laws; Publicity.  The Company shall, by 8:30 a.m. (New York City time) on the trading day immediately following a Closing hereunder, file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and including the Transaction Documents as exhibits thereto to the extent required by law.  The Company shall not publicly disclose the name of Purchaser, or include the name of any Purchaser in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of Purchaser, except: (a) as required by federal securities law in connection with the filing of final Transaction Documents (including signature pages thereto) with the SEC and (b) to the extent such disclosure is required by law, in which case the Company shall provide the Purchaser with prior notice of such disclosure permitted under this clause (b).

6.7 Form D; Blue Sky Filings.  The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D promulgated under the Securities Act and to provide a copy thereof, promptly upon request of the Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchaser at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

6.8 Equal Treatment of Purchasers.  No consideration (including any modification of any Transaction Document) shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents.

6.9 Non-Public Information.  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it, nor any other person acting on its behalf, will provide Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto Purchaser shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

6.10 Use of Proceeds.  The Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and shall not use such proceeds for: (a) the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) the redemption of any Common Stock or Common Stock Equivalents (as defined in the Warrant) or (c) the settlement of any outstanding litigation.

6.11 Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, the parties to this Agreement shall use their respective good faith commercially reasonable efforts to take, or cause to be taken, without any party being obligated to incur any material internal costs or make any payment or payments to any third party or parties which, individually or in the aggregate, are material and are not otherwise legally required to be made, all actions, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable for such party to consummate and make effective, in the most expeditious manner practicable, each Closing and the other transactions contemplated hereunder.

7. INDEMNIFICATION AND EXPENSES.

7.1 The Company Indemnification.  The Company shall indemnify and hold harmless each Purchaser and any of such Purchaser’s Affiliates and any Person which controls, is controlled by, or under common control with (within the meaning of the Securities Act) such Purchaser or any such Affiliate, and each of their respective directors and officers, and the successors and assigns and executors and estates of any of the foregoing (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against all Indemnified Losses imposed upon, incurred by, or asserted against any of the Indemnified Parties resulting from, relating to or arising out of:

7.1.1. any representation or warranty made in this Agreement or any of the other Transaction Documents or in any certificate or other instrument delivered by or on behalf of the Company not being true and correct in any material respect when made;

7.1.2. any breach or non-fulfillment of any covenant or agreement to be performed by the Company under this Agreement or the other Transaction Documents;

7.1.3. any third party action or claim against any Indemnified Party arising out of any misrepresentation or breach described in Section 7.1.1 or Section 7.1.2; or

7.1.4. any third party action or claim relating in any way to the Indemnified Party’s status as a security holder of the Company, as a Person which controls, is controlled by or under common control with (within the meaning of the Securities Act) any such Indemnified Party or as a director or officer of any of the foregoing (including, without limitation, any and all Indemnifiable Losses arising under the Securities Act, the Exchange Act, or similar securities law, or any other Requirements of Law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by such Indemnified Party as a security holder; provided that the Company shall not be obligated to indemnify or hold harmless any Indemnified Party under this Section 7.1.4 against any Indemnified Losses resulting from or arising out of any such action or claim if it has been adjudicated by a final and non-appealable determination of a court or other trier of fact of competent jurisdiction that such Indemnified Losses were the result of (a) a breach of such Indemnified Party’s fiduciary duty, (b) any action or omission made by the Indemnified Party in bad faith, (c) such Indemnified Party’s willful misconduct, or (d) any criminal action on the part of such Indemnified Party.

            7.2  Attorneys’ Fees and Expenses.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement or any Transaction Document, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

8. MISCELLANEOUS.

8.1 Governing Law; Submission to Jurisdiction; Waiver of Trial by Jury.  This Agreement shall be governed in all respects by the laws of the State of New York without regard to the conflict of laws principles of the State of New York or any other jurisdiction.  No suit, action or proceeding with respect to this Agreement or any of the Transaction Documents may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York and the parties hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment.  Each of the parties hereto hereby irrevocably waives any right which it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority and agrees not to claim or plead the same.  Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement or any of the Transaction Documents and for any counterclaim therein.

8.2 Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants made by the Company and the representations and warranties of the Purchasers herein at each Closing shall survive such Closing.  All statements contained in any certificate or other instrument delivered by or on behalf of any party to this Agreement, pursuant to or in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents shall be deemed to be representations, warranties and covenants made by such party as of the date of such certificate or other instrument.

8.3 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party.  Notwithstanding the foregoing (a) any Purchaser may assign or transfer, in whole or, from time to time, in part, the right to purchase all or any portion of the Units to one or more of its Affiliates (subject to Affiliate qualification as an Accredited Investor) and (b) any Purchaser may assign or transfer any of its rights or obligations under this Agreement, in whole or from time to time in part, to the Company or any other Purchaser or any Affiliate of any other Purchaser.  As a condition of any transfer pursuant to this Section 8.3, the transferee must agree in writing for the benefit of all parties to this Agreement (which writing shall be in form and substance reasonably acceptable to all parties to this Agreement) to be bound by the terms and conditions of this Agreement and all other Transaction Documents with respect to any Common Stock being transferred hereunder.

8.4 Entire Agreement.  This Agreement, the Exhibits and Schedules hereto, the other Transaction Documents and each of the Exhibits delivered pursuant thereto constitute the full and entire understanding and agreement between the parties hereto with regard to the subject matter hereof and thereof and no party hereto shall be liable or bound to any other party hereto in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

8.5 Severability.  If any provision of the Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

8.6 Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Purchasers (and, to the extent of any assignment under Section 8.3 hereof, their respective permitted assigns and any permitted assigns thereof) holding a majority of the voting power of the then outstanding Common Stock and Warrant Shares purchased under this Agreement held by such holders, with each outstanding share of Common Stock having one vote and each outstanding Warrant Share having one vote.

8.7 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, the other Transaction Documents, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  Any waiver or approval of any kind or character on any Purchaser’s part of any breach, default or noncompliance under this Agreement, the other Transaction Documents or any waiver on such party’s part of any provisions or conditions of the Agreement, the other Transaction Documents, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, the other Transaction Documents, or otherwise afforded to any party, shall be cumulative and not alternative.

8.8 Notices.  All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be addressed (i) if to a Purchaser, at such Purchaser’s address, fax number or email address, as furnished to the Company on the signature page below or as otherwise furnished to the Company by the Purchaser in writing, or (ii) if to the Company, to the attention of the President at such address, fax number or email address furnished to the Purchasers on the signature page below or as otherwise furnished by the Company in writing, and shall be made or sent by a personal delivery or overnight courier, by registered, certified or first class mail, postage prepaid, or by facsimile or electronic mail with confirmation of receipt, and shall be deemed to be given on the date of delivery when made by personal delivery or overnight courier, 48 hours after being deposited in the U.S. mail, or upon confirmation of receipt when sent by facsimile or electronic mail.  Any party may, by written notice to the other, alter its address, number or respondent, and such notice shall be considered to have been given three (3) days after the overnight delivery, airmailing, faxing or sending via e-mail thereof.

8.9 Expenses.  The Company shall pay all costs and expenses that it incurs with respect to the preparation, negotiation, execution, delivery and performance of this Agreement, including, without limitation, any costs and expenses of its counsel.  The Company shall pay the reasonable fees and expenses of independent counsel for the Placement Agent with respect to the negotiation and execution of this Agreement and the other Transaction Documents.

8.10 Titles and Subtitles.  The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.11 Counterparts; Execution by Facsimile Signature.  This Agreement may be executed in any number of counterparts (including execution by facsimile), each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed by facsimile signature(s) which shall be binding on the party delivering same, to be followed by delivery of originally executed signature pages.

8.12 Acknowledgment.  Any investigation or other examination that may have been made at any time by or on behalf of a party to whom representations, warranties and covenants are made in this Agreement or in any other Transaction Documents shall not limit, diminish, supersede, act as a waiver of, or in any other way affect the representations, warranties, covenants and indemnities contained in this Agreement and the other Transaction Documents, and the respective parties may rely on the representations, warranties, covenants and indemnities made to them in this Agreement and the other Transaction Documents irrespective of and notwithstanding any information obtained by them in the course of any investigation, examination or otherwise, whether before or after any Closing.

8.13 Publicity.  Except as otherwise required by law or applicable stock exchange rules, no announcement or other disclosure, public or otherwise, concerning the transactions contemplated by this Agreement shall be made, either directly or indirectly, by any party hereto which mentions another party (or parties) hereto without the prior written consent of such other party (or parties), which consent shall not be unreasonably withheld, delayed or conditioned.

8.14 No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

8.15 Pronouns.  All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

9. DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings herein specified:

9.1 “Affiliate” shall mean, with respect to any Person specified: (i) any Person that directly or indirectly through one or more intermediaries controls, is controlled by or under common control with the Person specified; (ii) any director, officer, or Subsidiary of the Person specified; and (iii) the spouse, parents, children, siblings, mothers-in-law, fathers-in law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law of the Person specified, whether arising by blood, marriage or adoption, and any Person who resides in the specified Person’s home.  For purposes of this definition and without limitation to the previous sentence, (x) “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) of a Person means the power, direct or indirect, to direct or cause the direction of management and policies of such Person, whether through ownership of voting securities, by contract or otherwise, and (y) any Person beneficially owning, directly or indirectly, more than ten percent (10%) or more of any class of voting securities or similar interests of another Person shall be deemed to be an Affiliate of that Person.

9.2 “Agreement” shall have the meaning set forth in the preamble to this Agreement.

9.3 “Boston Intellectual Property” shall have the meaning set forth in Section 3.11.1.

9.4 “Budget” shall have the meaning set forth in Section 3.20.

9.5 “Certificate” shall have the meaning set forth in Section 5.1.13.

9.6 “Closing” shall mean the Initial Closing or the Subsequent Closing, as applicable.

9.7 “Code” shall have the meaning set forth in Section 3.14.2.

9.8 “Collaborators” shall have the meaning set forth in Section 3.19.1.

9.9 “Closing Date” shall mean the Initial Closing Date or the Subsequent Closing Date, as applicable.

9.10 “Common Stock” shall have the meaning set forth in the preamble to this Agreement.

9.11 “Company” shall have the meaning set forth in the preamble to this Agreement.

9.12 “Consents” shall mean any consents, waivers, approvals, authorizations, or certifications from any Person or under any Contract, Organizational Document or Requirement of Law, as applicable.

9.13 “Contracts” shall mean any indentures, indebtedness, contracts, leases, agreements, instruments, licenses, undertakings and other commitments, whether written or oral.

9.14 “Copyrights” shall mean all copyrights, copyrightable works, mask works and databases, including, without limitation, any computer software (object code and source code), Internet web-sites and the content thereof, and any other works of authorship, whether statutory or common law, registered or unregistered, and registrations for and pending applications to register the same including all reissues, extensions and renewals thereto, and all moral rights thereto under the laws of any jurisdiction.

9.15 “Employees” shall have the meaning set forth in 3.15.1.

9.16 “Employee Benefit Plans” shall have the meaning set forth in Section 0.

9.17 “Encumbrances” shall mean any security interests, liens, encumbrances, pledges, mortgages, conditional or installment sales Contracts, title retention Contracts, transferability restrictions and other claims or burdens of any nature whatsoever.

9.18 “Environmental Laws” shall mean any Federal, state or local law or ordinance or Requirement of Law or regulation pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, et seq.

9.19 “ERISA” shall have the meaning set forth in Section 0.

9.20 Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, consultants, officers or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Warrants  issued in the Offering and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Warrant, provided that such securities have not been amended since the date of this Warrant to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

9.21 “FDA” shall have the meaning set forth in Section 3.21.1.

9.22 “Final Closing” shall mean the last Closing under this Agreement.

9.23 “Financial Statements” shall have the meaning set forth in Section 3.4.

9.24 “Governmental or Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the government of the United States or of any foreign country, any state or any political subdivision of any such government (whether state, provincial, county, city, municipal or otherwise).

9.25 “Hazardous Substances” shall mean oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under any Environmental Laws.

9.26 “Indemnified Losses” shall mean all losses, Liabilities, obligations, claims, demands, damages, penalties, settlements, causes of action, costs and expenses arising out of any third party claim or action against an Indemnified Party, including, without limitation, the actual costs paid in connection with an Indemnified Party’s investigation and evaluation of any claim or right asserted against such Indemnified Party and all reasonable attorneys’, experts’ and accountants’ fees, expenses and disbursements and court costs including, without limitation, those incurred in connection with the Indemnified Party’s enforcement of the indemnification provisions of Section 7 of this Agreement.

9.27 “Indemnified Party” shall have the meaning set forth in Section 7.1.

9.28  “Initial Closing” shall have the meaning set forth in Section 2.1.

9.29 “Initial Closing Date” shall have the meaning set forth in Section 2.1.

9.30 “Initial Units” shall have the meaning set forth in Section 2.1.

9.31 “Intellectual Property” shall mean all Copyrights, Patents, Trademarks, technology, trade secrets, know-how, inventions, methods, techniques and other intellectual property.

9.32 “Leased Real Property” shall have the meaning set forth in Section 3.18.

9.33 “Legal Proceeding” shall mean any action, suit, arbitration, claim or investigation by or before any Governmental or Regulatory Authority, any arbitration or alternative dispute resolution panel, or any other legal, administrative or other proceeding.

9.34 “Liabilities” shall mean all obligations and liabilities including, without limitation, direct or indirect indebtedness, guaranties, endorsements, claims, losses, damages, deficiencies, costs, expenses, or responsibilities, in any of the foregoing cases, whether fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured.

9.35 “Licensed Intellectual Property” shall mean all Copyrights, Patents, Trademarks, technology rights and licenses, trade secrets, know-how, inventions, methods, techniques and other intellectual property any one or more Boston Entities have or has the right to use in connection with its business or their respective businesses, as applicable, pursuant to license, sublicense, agreement or permission.

9.36 “Material Adverse Effect” shall have the meaning set forth in Section 3.1.

9.37 “Material Contract” shall have the meaning set forth in Section 3.7.1.

9.38 “Order” shall mean any judgment, order, writ, decree, stipulation, injunction or other determination whatsoever of any Governmental or Regulatory Authority, arbitrator or any other Person whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final and whether voluntarily imposed or consented to).

9.39 “Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of incorporation, by-laws or other governing or constitutive documents, if any.

9.40 “Owned Intellectual Property” shall mean all Copyrights, Patents, Trademarks, technology, trade secrets, know-how, inventions, methods, techniques and other intellectual property owned by the Company or any of its Subsidiaries.

9.41 “Patents” shall mean patents and patent applications (including, without limitation, provisional applications, utility applications and design applications), including, without limitation, reissues, patents of addition, continuations, continuations-in-part, substitutions, additions, divisionals, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions and the like, any foreign or international equivalent of any of the foregoing, and any domestic or foreign patents or patent applications claiming priority to any of the above.

9.42 “Permits” shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, rights, Orders, qualifications and similar rights or approvals granted or issued by any Governmental or Regulatory Authority relating to the Business.

9.43 “Per Unit Purchase Price” shall have the meaning set forth in Section 1.2.

9.44 “Person” shall mean any individual, corporation, partnership, firm, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization or Governmental or Regulatory Authority.

9.45 “Placement Agent” shall mean Laidlaw & Company (UK) Ltd.

9.46 “Premises” shall have the meaning set forth in Section 3.22.

9.47 “Products” shall have the meaning set forth in Section 3.7.1(c).

9.48 “Purchase Price” shall mean the “Total Purchase Price Amount” set forth in Exhibit A for each respective Purchaser.

9.49 “Purchasers” and “Purchaser” shall have the meaning set forth in the preamble to this Agreement.

9.50 “Real Property Leases” shall have the meaning set forth in Section 3.18.

9.51 "Registration Rights Agreement” shall have the meaning set forth in Section 5.1.5.

9.52  “Regulatory Approvals” shall mean all Consents from all Governmental or Regulatory Authorities.

9.53 “Requirement of Law” shall mean any provision of law, statute, treaty, rule, regulation, ordinance or pronouncement having the effect of law, and any Order.

9.54 “Schedules” shall have the meaning set forth in the preamble to Section 3.

9.55 “SEC” shall mean Securities and Exchange Commission.

9.56 “Securities Act” shall have the meaning set forth in Section 3.23.

9.57 “Subsequent Closing” shall mean the funding which occurs on the Subsequent Closing Date.

9.58 “Subsequent Closing Date” shall have the meaning set forth in Section 2.2.

9.59 “Subsequent Closing Purchaser” shall have the meaning set forth in Section 1.3.

9.60 “Subsequent Units” shall have the meaning set forth in Section 2.2.

9.61 “Subsidiaries” and “Subsidiary” shall mean, with respect to any Person (including the Company), any corporation, partnership, association or other business entity of which more than 50% of the issued and outstanding stock or equivalent thereof having ordinary voting power is owned or controlled by such Person, by one or more Subsidiaries or by such Person and one or more Subsidiaries of such Person.

9.62 “Suppliers” shall have the meaning set forth in Section 3.19.2.

9.63 “Tax Returns” shall mean any declaration, return, report, estimate, information return, schedule, statements or other document filed or required to be filed in connection with the calculation, assessment or collection of any Taxes or, when none is required to be filed with a taxing authority, the statement or other document issued by, a taxing authority.

9.64 “Taxes” shall mean (i) any tax, charge, fee, levy or other assessment including, without limitation, any net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any federal, state, local or foreign Governmental or Regulatory Authority, domestic or foreign or (ii) any Liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation §1.1502-6 or comparable Requirement of Law.

9.65 “Trademarks” shall mean trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, uniform resource locators (URLs), domain names, trade dress, any other names and locators associated with the Internet, other source of business identifiers, whether registered or unregistered and whether or not currently in use, and registrations, applications to register and all of the goodwill of the business related to the foregoing.

9.66 “Transaction Documents” shall mean this Agreement, the Warrant, the Registration Rights Agreement and all other documents, certificates and instruments executed and delivered at any Closing.

9.67 “Units” shall have the meaning set forth in the preamble to this Agreement.

9.68 “Warrant Shares” shall have the meaning set forth in Section 1.1.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Unit Purchase Agreement as of the date set forth in the first paragraph hereof.

COMPANY:

BOSTON THERAPEUTICS, INC.

By:_____________________________
Name:  Kenneth A. Tassey
Title:    President

Address:  1750 Elm Street, Suite 103
                Manchester, NH 03104

Tel:  603 935 9799
Fax:  603 685 4784
email: Ken.Tassey@bostonti.com

PURCHASERS:

The Purchasers set forth on Exhibit A to the Agreement have executed a Subscription Agreement with the Company which provides, among other things, that by executing the Subscription Agreement each Purchaser is deemed to have executed the UNIT PURCHASE AGREEMENT in all respects and is bound to purchase the Units set forth in such Subscription Agreement and Exhibit A to the Agreement.

UNIT PURCHASE AGREEMENT

EXHIBIT A

SCHEDULE OF PURCHASERS

Initial Closing

Name of Purchaser	Initial Units	Common Stock	Warrant Shares	Total Purchase Price Amount
20
TOTAL:

Subsequent Closing

Name of Subsequent Closing Purchaser	Subsequent Units	Common Stock	Warrant Shares	Total Purchase Price Amount

FORM OF WARRANT

EXHIBIT B

FUNDING INSTRUCTIONS

EXHIBIT C

Please make your subscription payment payable to the order of “Signature Bank, as Escrow Agent for Boston Therapeutics, Inc.” Account No. 1502013854

For wiring funds directly to the escrow account,
use the following instructions:

Signature Bank
261 Madison Avenue
New York, NY 10016
Acct. Name:	Signature Bank as Escrow Agent for
Boston Therapeutics, Inc.

ABA Number:	026013576
SWIFT Code:	SIGNUS33
A/C Number:	1502013854

FBO:	Purchaser Name
Social Security Number
Address

PRE-INITIAL CLOSING CAPITALIZATION

EXHIBIT D

FORM OF LEGAL OPINION

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT

EXHIBIT F